Exhibit 99.1

Investor Contacts	Media Contact
Olga Guyette, Vice President-Investor Relations & Treasury	Josh Gitelson, Sr. Director-Global Communications
(781) 356-9763	(781) 356-9776
olga.guyette@haemonetics.com	josh.gitelson@haemonetics.com

David Trenk, Sr. Manager-Investor Relations
(203) 733-4987
david.trenk@haemonetics.com

Haemonetics Reports First Quarter Fiscal 2027 Results;
Raises Total Company Fiscal 2027 Guidance

Boston, MA, August 6, 2026 - Haemonetics Corporation (NYSE: HAE) reported financial results for its first quarter of fiscal 2027, which ended June 27, 2026:

		1st Quarter 2027
■	Revenue, increase	$339 million, 5.6%
■	Organic(1) revenue increase	5.9%
■	Earnings per diluted share	$0.72
■	Adjusted earnings per diluted share	$1.14
■	Cash flow from operating activities	$52 million
■	Free cash flow	$39 million
__________
(1)    Excludes the impacts of currency fluctuation and the exit of certain liquid solution products.
Chris Simon, Haemonetics’ CEO, stated: “We had a strong start to fiscal 2027, gaining Plasma share, sustaining Blood Management Technologies momentum, and returning Interventional Technologies to growth. With our evolved portfolio, transformed operating model and disciplined execution, we are strengthening our competitive position and demonstrating the durable growth of our diversified businesses. We raised full-year guidance, and Haemonetics is well-positioned to deliver sustainable long-term growth and shareholder value.”

GAAP RESULTS
First quarter fiscal 2027 revenue was $339.4 million, up 5.6% compared with the first quarter of fiscal 2026. Business unit revenue and growth rates compared with the prior year period were as follows:

	First Quarter Fiscal 2027 Reported
	(Dollars in Millions)
Apheresis	$191.3	5.3%
MedSurg	$148.1	6.0%
Total net revenue	$339.4	5.6%
Gross margin was 59.8% in the first quarter of fiscal 2027, which was relatively flat when compared with 59.8% in the first quarter of fiscal 2026. Operating expenses were $145.3 million, up $7.0 million, or 5.0%, compared with the first quarter of fiscal 2026. The increase in operating expenses was driven by higher personnel-related costs and freight charges. The Company had operating income of $57.5 million and a 16.9% operating margin in the first quarter of fiscal 2027, compared with operating income of $53.9 million and a 16.8% operating margin in the first quarter of fiscal 2026. The effective income tax rate was 30.6% in the first quarter of fiscal 2027, compared with 24.7% in the first quarter of fiscal 2026. The increase in the effective income tax rate was primarily driven by stock compensation shortfalls and valuation allowance impacts related to losses in certain recently acquired jurisdictions. First quarter fiscal 2027 net income and earnings per diluted share were $33.0 million and $0.72, respectively, compared with $34.0 million and $0.70, respectively, in the first quarter of fiscal 2026.
ADJUSTED RESULTS
First quarter organic revenue growth was 5.9% compared with the same period of fiscal 2026. Year-over-year organic revenue growth rates by business unit were as follows:

First Quarter Fiscal 2027
Organic
Apheresis	6.0%
MedSurg	5.9%
Total net revenue	5.9%
First quarter fiscal 2027 adjusted gross margin was 60.4%, down 40 basis points compared with the prior year period. The primary drivers of the decrease in the adjusted gross margin percentage included upfront revenue recognition upon the execution of a long-term software agreement in the prior year, partially offset by the continued transformation of the product portfolio to higher-margin offerings and benefits from product innovation.
Adjusted operating expenses were $125.6 million, up $7.9 million, or 6.7%, compared with the first quarter of fiscal 2026. The increase in adjusted operating expenses was driven by higher personnel-related costs and freight charges. Adjusted operating income for the first quarter of fiscal 2027 was $79.3 million, down $1.7 million, or 2.2%, compared with the first quarter of fiscal 2026. Adjusted operating margin was 23.4%, down 70 basis points when compared with the same period of fiscal 2026. The adjusted income tax rate for the first quarter of fiscal 2027 was 25.7%, up 180 basis points when compared with 24.9% in the first quarter of fiscal 2026. The increase in the effective income tax rate was primarily driven by stock compensation shortfalls.
First quarter fiscal 2027 adjusted net income was $52.3 million, up $0.9 million, or 1.8%, and adjusted earnings per diluted share was $1.14, up 3.6%, each when compared with the same period of fiscal 2026.

BALANCE SHEET AND CASH FLOW
Cash on hand as of June 27, 2026 was $223.4 million, a decrease of $22.1 million since the end of fiscal 2026, primarily driven by cash outflows for the repayment of revolving credit facility borrowings and strategic investments, partially offset by cash flow provided from operating activities.
First quarter fiscal 2027 cash flow from operating activities was $52.3 million, up $34.9 million, and free cash flow was $39.1 million, up $36.6 million, each when compared with the same period of fiscal 2026. The primary driver of increased operating cash flow as compared to the same period of fiscal 2026 was favorable working capital adjustments driven by the timing of collections on receivables. Free cash flow benefitted from lower non-cash transfers from Haemonetics equipment, partially offset by higher capital expenditures.
FISCAL 2027 GUIDANCE
The Company raised its previous fiscal 2027 GAAP revenue and organic revenue growth guidance as follows:

Total Company
	Previous Guidance	Current Guidance

Reported Revenue	4 - 7%	5 - 8%
53rd week impact	(~2%)	(~2%)
Currency impact	0 - 1%	0 - 1%
Organic Revenue(1)	3 - 6%	4 - 7%
Adjusted operating margin	50 – 100 bps expansion YoY	50 – 100 bps expansion YoY
Adjusted earnings per diluted share	Comparable to reported revenue growth	Comparable to reported revenue growth
Free cash flow conversion(2)	~80%	~80%
__________
(1)    Previous guidance includes approximately low-single-digit growth in Apheresis and mid-single digit growth in MedSurg. Current guidance includes low- to mid-single-digit growth in Apheresis and mid-single digit growth in MedSurg. Organic growth guidance also includes nominal historical pre-acquisition revenue of Vivasure to provide a comparable view of period-over-period performance.
(2)    Free cash flow conversion is calculated as free cash flow divided by adjusted net income.
WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS
The Company will host a conference call with investors and analysts to discuss first quarter fiscal 2027 results on Thursday, August 6, 2026 at 8:00 a.m. ET. The call can be accessed via teleconference at https://register-conf.media-server.com/register/BI10b970fcb46348a6ab6968b8585a2627. Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start.
Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/mmc/p/r8e9tnfy.
The Company has also provided a supplemental earnings presentation for its first quarter of fiscal 2027, which is available on its website and can be found at the following direct link: https://haemonetics.gcs-web.com/static-files/18fd2149-925e-4f38-95ff-fa1bd50338b7.

ABOUT HAEMONETICS
Haemonetics is a global medical technology company dedicated to improving the quality, effectiveness and efficiency of health care. Our Apheresis business features proprietary technologies designed to enhance safety, yield, donor satisfaction and operational efficiency for plasma and blood collectors around the world. Our MedSurg business offers Blood Management Technologies to help inform treatment decisions and optimize the management of blood products, and Interventional Technologies, including advanced vascular closure systems and sensor-guided technologies, designed to drive procedural effectiveness and elevate the patient experience. To learn more about Haemonetics, visit www.haemonetics.com.
FORWARD-LOOKING STATEMENTS
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the Company’s strategy for growth; product development, commercialization and anticipated benefits; regulatory approvals; the impact of acquisitions and divestitures; market position and expenditures; and the Company’s market and regional alignment initiative; (ii) estimates or projections of future financial results, financial condition, capital expenditures, capital structure or other financial items, including with respect to the Company’s share repurchase program; and (iii) the assumptions underlying or relating to any statement described in points (i) and (ii) above.
Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, availability and demand for the Company’s products; the Company’s ability to successfully develop and market new products and technologies; the impact of competitive products and pricing; product quality; disruptions caused by cybersecurity events; any failure to realize the anticipated strategic benefits and opportunities from acquisitions and divestitures; pricing pressures resulting from trends toward healthcare cost containment and the effect of industry consolidation; manufacturing, distribution and supply chain disruptions and cost increases; the Company’s ability to implement as planned and realize estimated cost savings from the market and regional alignment initiative; the effects of global economic and political conditions, including changing trade and tariff policies and inflationary pressures; regulatory uncertainties, including in the receipt or timing of regulatory approvals, and the impact of changes in global regulatory conditions; indebtedness incurred by the Company, including the conditional conversion feature of its convertible notes; the Company’s ability to protect its intellectual property; litigation; and the impact of share repurchases on the Company’s stock price and volatility as well as the effect of short-term price fluctuations on the share repurchase program’s effectiveness. These and other factors are identified and described in more detail in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES
This press release contains financial measures that are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are also based on certain non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, the Company’s reported financial results prepared in accordance with U.S. GAAP. In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations and provide a baseline for analyzing trends in the Company’s underlying businesses. We strongly encourage investors to review the Company’s financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.
When used in this release, organic revenue growth excludes the impact of currency fluctuation and the exit of certain liquid solution products. Adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted interest and other income/expense, adjusted provision for income taxes, adjusted net income and adjusted earnings per diluted share exclude restructuring costs, restructuring related costs, digital transformation costs, amortization of acquired intangible assets, amortization of fair value inventory step-up, acquisition, integration and divestiture related costs, certain tax settlements, unusual or infrequent and material litigation-related charges, equity method losses, and remeasurement of contingent consideration. Adjusted net income and adjusted earnings per diluted share also exclude the tax impact of these items. The adjustments to provision for income taxes are calculated based on the jurisdictions in which pre-tax adjustments occurred. Free cash flow is defined as cash provided by operating activities less capital expenditures and additions to Haemonetics equipment, net of the proceeds from the sale of property, plant and equipment. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to similarly titled measures used by other companies.
A reconciliation of non-GAAP historical financial measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com. The Company does not attempt to provide reconciliations of forward-looking adjusted operating margin guidance, adjusted earnings per diluted share guidance or free cash flow conversion guidance to the comparable GAAP measures because the combined impact and timing of recognition of certain potential charges or gains, such as restructuring costs, impairment charges and capital expenditures, is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	6/27/2026	6/28/2025	Inc/(Dec) %

	(Dollars and Shares in Thousands, Except Per Share Data)
Net revenues	$339,380	$321,394	5.6%
Cost of goods sold	136,577	129,150	5.8%
Gross profit	202,803	192,244	5.5%

Research and development	16,200	16,261	(0.4)%
Selling, general and administrative	118,941	110,719	7.4%
Amortization of acquired intangible assets	10,204	11,392	(10.4)%
Total Operating expenses	145,345	138,372	5.0%

Operating income	57,458	53,872	6.7%

Interest and other expense, net	(9,884)	(8,703)	13.6%

Income before provision for income taxes	47,574	45,169	5.3%

Provision for income taxes	14,564	11,138	30.8%

Net income	$33,010	$34,031	(3.0)%

Net income per common share assuming dilution	$0.72	$0.70	2.9%

Weighted average shares outstanding
Basic	45,361	48,111
Diluted	45,704	48,353

Profit Margins:			Inc/(Dec) %
Gross profit	59.8%	59.8%	—%
Research and development	4.8%	5.1%	(0.3)%
Selling, general and administrative	35.0%	34.4%	0.6%
Operating income	16.9%	16.8%	0.1%
Income before provision for income taxes	14.0%	14.1%	(0.1)%
Net income	9.7%	10.6%	(0.9)%

Revenue Analysis by Business Unit (Unaudited)

	Three Months Ended
	6/27/2026	6/28/2025	Reported growth	Currency impact	Strategic Exits(1)	Organic growth(2)

	(Dollars in Thousands)
Revenues by business unit

Plasma	$155,524	$145,074	7.2%	0.1%	(1.1)%	8.2%
Other(3)	35,794	36,662	(2.4)%	0.4%	—%	(2.8)%
Apheresis	$191,318	$181,736	5.3%	0.2%	(0.9)%	6.0%

Interventional Technologies(4)	$59,942	$58,483	2.5%	(0.3)%	—%	2.8%
Blood Management Technologies(5)	88,120	81,175	8.6%	0.5%	—%	8.1%
MedSurg	$148,062	$139,658	6.0%	0.1%	—%	5.9%

Total net revenues	$339,380	$321,394	5.6%	0.2%	(0.5)%	5.9%
__________
(1)    Includes the impact of the exit of certain liquid solution products.
(2)    Includes nominal historical pre-acquisition revenue of Vivasure.
(3)    Other includes blood collection and processing devices and disposables.
(4)    Interventional Technologies includes Vascular Closure, Sensor Guided Technologies and Esophageal Protection product lines of the MedSurg business unit.
(5)    Blood Management Technologies includes Hemostasis Management, Cell Salvage and Transfusion Management product lines of the MedSurg business unit.

Condensed Consolidated Balance Sheets (Unaudited)

	June 27, 2026	March 28, 2026

	(Dollars in Thousands)
Assets
Cash and cash equivalents	$223,384	$245,440
Accounts receivable, net	216,071	216,855
Inventories, net	306,739	306,370
Other current assets	64,638	66,214
Total current assets	810,832	834,879
Property, plant & equipment, net	303,778	305,761
Intangible assets, net	434,512	447,655
Goodwill	656,884	656,368
Other assets	159,394	151,262
Total assets	$2,365,400	$2,395,925

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$4,956	$5,015
Other current liabilities	258,279	277,584
Total current liabilities	263,235	282,599
Long-term debt	1,169,202	1,219,565
Other long-term liabilities	95,862	97,441
Stockholders' equity	837,101	796,320
Total liabilities & stockholders' equity	$2,365,400	$2,395,925

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025

	(Dollars in Thousands)
Cash Flows from Operating Activities:
Net income	$33,010	$34,031
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,111	28,758
Amortization of fair value inventory step-up	—	2,436
Share-based compensation expense	9,311	9,312
Deferred income taxes	668	(3,231)
Change in other non-cash operating activities	2,227	1,571
Change in operating assets and liabilities:
Change in accounts receivable, net	297	3,557
Change in inventories, net	(1,004)	3,296
Change in prepaid income taxes	6,101	3,346
Change in other assets and other liabilities	(12,783)	(17,785)
Change in accounts payable and accrued expenses	(12,615)	(47,896)
Net cash provided by operating activities	52,323	17,395
Cash Flows from Investing Activities:
Capital expenditures	(7,906)	(3,754)
Non-cash transfers from inventory to property, plant and equipment for Haemonetics equipment	(5,565)	(11,460)
Proceeds from sale of property, plant and equipment	237	297
Other investments	(9,000)	(18,083)
Net cash used in investing activities	(22,234)	(33,000)
Cash Flows from Financing Activities:
Repayments, net of borrowings	(51,563)	(1,563)
Proceeds from employee stock programs	3,549	3,938
Cash used to net share settle employee equity awards	(3,500)	(4,781)
Other financing activities	(14)	(36)
Net cash used in financing activities	(51,528)	(2,442)
Effect of exchange rates on cash and cash equivalents	(617)	4,182
Net Change in Cash and Cash Equivalents	(22,056)	(13,865)
Cash and Cash Equivalents at Beginning of the Period	245,440	306,763
Cash and Cash Equivalents at End of Period	$223,384	$292,898

Free Cash Flow Reconciliation:
Cash provided by operating activities	$52,323	$17,395
Capital expenditures	(7,906)	(3,754)
Additions to Haemonetics equipment	(5,565)	(11,460)
Proceeds from sale of property, plant and equipment	237	297
Free cash flow	$39,089	$2,478

Reconciliation of Adjusted Measures for First Quarter of FY27 and FY26 (Unaudited)

	Gross profit	Operating expenses	Operating income (loss)	Interest and other expense	Provision (benefit) for income taxes	Net income (loss)	Earnings per diluted share

Three Months Ended June 27, 2026:	(Dollars in Thousands, Except Per Share Data)
Reported	$202,803	$145,345	$57,458	$(9,884)	$14,564	$33,010	$0.72
Amortization of acquired intangible assets	—	(10,204)	10,204	—	2,285	7,919	0.16
Integration and transaction costs	1,285	(1,434)	2,719	—	(423)	3,142	0.07
Restructuring costs	783	(1,515)	2,298	—	537	1,761	0.04
Restructuring related costs	10	50	(40)	—	—	(40)	—
Digital transformation costs	—	(6,163)	6,163	—	1,563	4,600	0.10
Litigation-related charges	—	(457)	457	—	—	457	0.01
Equity method losses	—	—	—	1,000	255	745	0.02
Discrete tax items	—	—	—	—	(696)	696	0.02
Adjusted	$204,881	$125,622	$79,259	$(8,884)	$18,085	$52,290	$1.14
Adjusted, as a percentage of net revenues	60.4%	37.0%	23.4%			15.4%

	Gross profit	Operating expenses	Operating income (loss)	Interest and other (expense) income	Provision (benefit) for income taxes	Net income (loss)	Earnings per diluted share

Three Months Ended June 28, 2025:	(Dollars in Thousands, Except Per Share Data)
Reported	$192,244	$138,372	$53,872	$(8,703)	$11,138	$34,031	$0.70
Amortization of acquired intangible assets	—	(11,392)	11,392	—	2,923	8,469	0.18
Amortization of fair value inventory step-up	2,436	—	2,436	—	618	1,818	0.04
Integration and transaction costs	1,030	(1,652)	2,682	2,022	1,212	3,492	0.07
Restructuring costs	(385)	(1,651)	1,266	—	290	976	0.02
Restructuring related costs	(13)	(71)	58	—	9	49	—
Digital transformation costs	—	(5,355)	5,355	—	1,334	4,021	0.08
Litigation-related charges	—	(584)	584	—	148	436	0.01
Remeasurement of contingent consideration	—	93	(93)	—	(34)	(59)	—
Adjusted	$195,312	$117,760	$77,552	$(6,681)	$17,638	$53,233	$1.10
Adjusted, as a percentage of net revenues	60.8%	36.6%	24.1%			16.6%